Exhibit 4.7

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES

                       AND RIGHTS OF SERIES A CONVERTIBLE

                                 PREFERRED STOCK

                                       OF

                          IMCLONE SYSTEMS INCORPORATED

      IMCLONE SYSTEMS INCORPORATED (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company at a meeting duly held on December 3, 1997, adopted resolutions providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of four hundred thousand (400,000) shares of Series A Convertible Preferred Stock (the "Series A Preferred Shares") of the Company, as follows:

      RESOLVED, that the Company is authorized to issue 400,000 Tshares of Series A Convertible Preferred Stock (the "Series A Preferred Shares") which shall have the following powers, designations, preferences and other special rights:

      (1) Dividends. The holders of the then outstanding Series A Preferred Shares shall be entitled to receive, out of funds legally available therefor, cumulative dividends at the annual rate of 6% of the Stated Value thereof compounded annually (pro-rated for any portion of the applicable period during which such Series A Preferred Shares are outstanding). Dividends shall be payable on the Series A Preferred Shares then outstanding in cash (i) annually on December 31st of each year beginning on December 31, 1999 or (ii) at the time of conversion or redemption (as provided herein) of the Series A Preferred Shares on which the dividend is to be paid, whichever is


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

sooner. Dividends on the Series A Preferred Shares shall accumulate and accrue from the date of original issuance and shall accrue from day to day thereafter, whether or not earned or declared. Until any such dividend in arrears is paid, dividends shall continue to accrue on each Series A Preferred Share but the percentage rate expressed herein shall be applied to the Stated Value thereof plus all dividends thereon (including dividends computed pursuant to this sentence).

      (2) Conversion of Series A Preferred Shares. The holders of the Series A Preferred Shares shall have the right, at their option, to convert the Series A Preferred Shares into shares of Common Stock on the following terms and conditions:

            (a) Each Series A Preferred Share shall be convertible at any time as hereinafter provided (or, if such Series A Preferred Share is called for redemption, at any time up to and including, but not after, the close of business on the fifth full business day prior to the date fixed for such redemption, unless default shall be made by the Company in providing the funds for the payment of the redemption price), into fully paid and nonassessable shares (calculated to the nearest whole share) of Common Stock of the Company as constituted at the time of such conversion, at the conversion price in effect at the time of conversion determined as hereinafter provided (the "Conversion Price"). Each Series A Preferred Share shall have a value of $100 (the "Stated Value") and the number of shares of Common Stock issuable upon conversion of each of the Series A Preferred Shares shall be determined by dividing the Stated Value thereof by the Conversion Price then in effect. Every reference herein to the Common Stock of the Company (unless a different intention is expressed) shall be to the shares of the Common Stock of the Company, $.001 par value, as such stock exists immediately after the issuance of the Series A Preferred Shares provided for hereunder, or to stock into which such Common Stock may be changed from time to time thereafter.

            (b) The Series A Preferred Shares shall be convertible as of the dates set forth in (i) - (iv) below.

                  (i) up to 100,000  Series A  Preferred  Shares  ("Tranche  I")
            shall be convertible at any time on or after the date on which the Series A Preferred Shares are issued (the "Issuance Date"); (ii) up to an additional 100,000 Series A Preferred Shares ("Tranche II") shall be convertible at any time on or after January 1, 2000 (the "Second Anniversary Date"); (iii) up to an additional 100,000 Series A Preferred Shares ("Tranche III") shall be convertible at any time on or after January 1, 2001 (the "Third Anniversary Date"); and (iv) up to an additional 100,000 Series A Preferred Shares ("Tranche IV") shall be convertible at any time on or after January 1, 2002 (the "Fourth Anniversary Date").

            (c) The Series A Preferred Shares shall be convertible at the Conversion Prices set forth in (i) - (v) below.


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

                  (i) Series A Preferred Shares converted on or after the Issuance Date and before the Second Anniversary Date shall be convertible at a per share Conversion Price equal to $12.50; (ii) Series A Preferred Shares converted on or after the Second
            Anniversary Date and before the Third Anniversary Date shall be convertible at a per share Conversion Price equal to 100% of the Average Market Price (as defined below) of the Common Stock for the five (5) consecutive trading days ending one trading day prior to the Second Anniversary Date; (iii) Series A Preferred Shares converted on or after the Third Anniversary Date and before the Fourth Anniversary Date shall be convertible at a per share Conversion Price equal to 100% of the Average Market Price (as defined below) of the Common Stock for the five (5) consecutive trading days ending one trading day prior to the Third Anniversary Date; (iv) Series A Preferred Shares converted on or after the Fourth Anniversary Date and before January 1, 2003 shall be convertible at a per share Conversion Price equal to 88% of the Average Market Price (as defined below) of the Common Stock for the five (5) consecutive trading days ending one trading day prior to the Fourth Anniversary Date; and (v) Series A Preferred Shares converted on or after January 1, 2003 shall be convertible at a per share Conversion Price equal to 100% of the Average Market Price (as defined below) of the Common Stock for the five (5) consecutive trading days ending one (1) trading day prior to the receipt by the Company of the Conversion Notice (as defined below).

            (d) Notwithstanding anything to the contrary contained herein, in the event (i) the Conversion Price in effect from time to time under
      Section 2(c) is less than the Average Market Price (as defined below) of the Common Stock for the five (5) consecutive trading days ending one trading day prior to the Issuance Date, and (ii) the number of shares of Common Stock that would be issued at such Conversion Price would exceed that number of shares of Common Stock permitted to be issued by the Company without shareholder approval under the rules of the National Association of Securities Dealers Automated Quotation System ("NASDAQ") (the "Permissible Shares"), then the Company shall issue the Permissible Shares as herein provided, and with respect to those shares exceeding the Permissible Shares (the "Excess Shares") the Company shall use its reasonable best efforts to take such action as will permit it to issue the Excess Shares, and if the Company is unable to obtain such required permission within a reasonable period of time, the Company shall repurchase the Excess Shares at a per share purchase price equal to the Stated Value, plus accrued and unpaid dividends thereon.

            (e) Notwithstanding anything to the contrary contained herein, should the Average Market Price (as defined below) of the Common Stock for the five (5) consecutive trading days ending one trading day prior to any trading day during which any of the Series A Preferred Shares are outstanding exceed 150% of the Conversion Price then in effect, then so long as such price is in excess of such percentage the Company, in its sole discretion, may require the holder of such Series A Preferred Shares to convert all such Series A Preferred Shares as may then be convertible.

            (f) "Average Market Price" of any security for any period shall be computed as the arithmetic average of the closing prices for such security for each trading day in such period on the NASDAQ National Market, or, if the NASDAQ National Market is not the principal trading market for such security, on the principal trading market for such security, or, if market value cannot be calculated for such period on any of the foregoing bases, the average fair market value during such period as reasonably determined in good faith by the Board of Directors of the Company.

            (g) The Conversion Price shall be subject to adjustments from time to time as follows:

                  (i) If and whenever on or after the Issuance  Date the Company issues, sells or exchanges other than in an Excluded Issuance (as hereinafter defined), any share of Common Stock for a consideration per share less than the Average Market Price of the Common Stock for the five (5) consecutive trading days ending one trading day prior to such event (the "Actual Price") (a "Dilutive Event"), then forthwith upon such issue or sale the Conversion Price shall be decreased by multiplying the Conversion Price in effect immediately before the Dilutive Event by a fraction, the numerator of which is the number of shares of Common Stock that are Outstanding on an As-Converted Basis (as defined below) immediately before the Dilutive Event plus the number of shares of Common Stock that could be purchased at the Actual Price at the time of the Dilutive Event for the aggregate consideration paid or payable upon the sale or issuance of Common Stock in the Dilutive Event, and the denominator of which is the number of shares of Common Stock that are Outstanding on an As-Converted Basis immediately before the Dilutive Event plus the number of shares that are acquired or to be acquired upon the sale or issuance of the Common Stock in the Dilutive Event. For purposes of this paragraph (1), "Outstanding on an As-Converted Basis immediately before the Dilutive Event" means the sum of (i) all Common Stock issued and outstanding immediately before the Dilutive Event plus (ii) all Common Stock issuable upon the exercise of options or warrants or conversion of convertible securities outstanding immediately before the Dilutive Event.

                  (ii) "Excluded Issuance" means the issue or sale of (i) shares of Common Stock by the Company pursuant to the exercise of options and warrants outstanding immediately prior to the Issuance Date (as adjusted pursuant to the terms of such securities to give effect to stock dividends or stock splits or a combination of shares in connection with a recapitalization, merger, consolidation or other reorganization occurring after the Issuance Date), (ii) options to acquire Common Stock pursuant to a resolution of, or a stock option plan approved by a resolution of, the Board of Directors of the Company (or the compensation committee or stock option committee thereof) to the Company's employees, directors or Scientific


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

            Advisory Board members, or (iii) shares of Common Stock issued by the Company as dividends on, or upon conversion of, the Series A Preferred Shares.

                  (iii) If after the  Issuance  Date the  Company  in any manner grants or issues any option, warrant or convertible security and the price per share for which shares of Common Stock are issuable upon the exercise of any such option, warrant or convertible security is less than the Actual Price with respect to such date of grant or issuance, then such shares of Common Stock shall be deemed to have been issued and sold by the Company at the time of the granting or issuance of such option, warrant or convertible security for such price per share and the Conversion Price shall be adjusted in accordance with paragraph (i) above. For purposes of this paragraph, the "price per share" for which shares of Common Stock are issuable upon the conversion or exercise of any option, warrant or convertible security shall be equal to the sum of the amounts of consideration (if any) received or receivable by the Company with respect to such shares of Common Stock upon the granting or issuance of the option, warrant or convertible security and upon exercise or conversion of the option, warrant or convertible security. No further adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon the exercise or conversion of such option, warrant or convertible security.

                  (iv) If after the Issuance  Date the purchase  price  provided for in any option or warrant, the additional consideration (if any) payable upon the issue, conversion or exchange of any convertible security, or the rate at which any convertible security is convertible into or exchangeable for Common Stock changes at any time, any Conversion Price previously adjusted with respect to such option, warrant or convertible security and in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such option, warrant or convertible security originally provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

                  (v) Upon the expiration of any option or warrant or the termination of any right to convert any convertible security, after the Issuance Date, without the exercise of any such option or warrant, any Conversion Price then in effect hereunder shall be adjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such option, warrant or convertible security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

                  (vi) In case any  option or  warrant  is issued in  connection with the issue or sale of other securities of the Company, together comprising one (1) integrated transaction in which no specific consideration is allocated to such option or warrant by the parties thereto, the option or warrant shall be deemed to have been issued for a consideration of $.0l.

                  (vii) If the Company shall  consolidate with or merge into any corporation or reclassify its outstanding shares of Common Stock (other than by way of subdivision or reduction of such shares) (each a "Major Transaction"), then each Series A Preferred Share shall thereafter be convertible into the number of shares of stock or securities (the "Resulting Securities") or property of the Company, or of the entity resulting from such consolidation or merger, to which a holder of the number of shares of Common Stock delivered upon conversion of such Series A Preferred Share would have been entitled upon such Major Transaction had the holder of such Series A Preferred Share exercised its right of conversion and had such Common Stock been issued and outstanding and had such holder been the holder of record of such Common Stock at the time of such Major Transaction, and the Company shall make lawful provision therefor as a part of such consolidation, merger or reclassification.

                  (viii) If at any time, or from time to time after the Issuance
            Date, the Company shall (i) declare and pay, on or in respect of, its Common Stock any dividend payable in shares of Common Stock or
            (ii) subdivide the outstanding shares of Common Stock into a greater number of shares, or reduce the number of outstanding Series A Preferred Shares by combining such Series A Preferred Shares into a smaller number of Series A Preferred Shares, the Conversion Price in effect at the time of the taking of a record for such dividend or the taking of such other action shall be proportionately decreased as of such time, and conversely (iii) if at any time, or from time to time, the Company shall reduce the number of outstanding shares of Common Stock by combining such shares into a smaller number of shares, or subdivide the outstanding Series A Preferred Shares into a greater number of Series A Preferred Shares, the Conversion Price in effect at the time of the taking of any such action shall be proportionately increased as of such time.

                  (ix) Anything in this Section 2 to the contrary notwithstanding, the Company shall not be required to give effect to any adjustment in the Conversion Price unless and until the net effect of one or more adjustments, determined as above provided, shall have resulted in a change of the Conversion Price by at least $0.05, provided, however, that when the cumulative net effect of more than one adjustment so determined shall be to change the Conversion Price by at least $0.05 such change in the Conversion Price shall thereupon be given effect.

                  (x) The  Company  shall not issue any  fraction  of a share of
            Common Stock upon any conversion, but shall pay in cash therefor at the Conversion Price then in effect multiplied by such fraction.


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

                  (xi) Notice of  Adjustments of Conversion  Rate.  Whenever the
            Conversion Price is adjusted as provided herein, the Company shall promptly (and, in any event, not later than the fifteenth (15th) day following the occurrence of the event requiring such adjustment) compute the adjusted Conversion Price in accordance herewith and shall prepare a report setting forth such adjustment. The Company will promptly (and, in any event, not later than such fifteenth
            (15th) day) furnish a copy of each such report and such verification to the holder of any Series A Preferred Share. The Company will also keep copies of all such reports and such verifications at its principal office, and will cause the same to be available for inspection at such office during normal business hours by the holder of any Series A Preferred Shares.

                  (xii) Notice of Certain Corporate Action. In case:

                        (1) the Company  shall  declare a dividend (or any other
                  distribution) on its Common Stock payable otherwise than in cash out of its earned surplus; or

                        (2) (a) of any  reclassification  of the Common Stock of
                  the Company, or (b) of any consolidation, merger or share exchange to which the Company is a party and for which approval of any stockholders of the Company is required, or
                  (c) of the conveyance, transfer, sale or lease of all or substantially all of the assets of the Company; or

                        (3)  of  the  voluntary  or   involuntary   dissolution,
                  liquidation or winding up of the Company;

            then the Company, ten (10) business days prior to the applicable record, expiration or effective date hereinafter specified, shall give to each holder of Series A Preferred Shares a notice stating
            (x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the effective date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, (y) the date on which such reclassification, consolidation, merger, share exchange, conveyance, transfer, sale, lease, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, share exchange, conveyance, transfer, sale, lease, dissolution, liquidation or winding up.

            (h) On presentation and surrender to the Company (or at any office or agency maintained for the transfer of the Series A Preferred Shares) of the certificates of Series A Preferred Shares so to be converted, duly endorsed in blank for transfer or


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

      accompanied  by proper  instruments  of assignment or transfer in blank (a
      "Conversion Notice"), with signatures guaranteed, the holder of such Series A Preferred Shares shall be entitled, subject to the limitations herein contained, to receive in exchange therefor a certificate or certificates for fully paid and nonassessable shares, which certificates shall be delivered by the fifth trading day after the date of delivery of the Conversion Notice, and cash for fractional shares, of Common Stock on the foregoing basis. The Series A Preferred Shares shall be deemed to have been converted, and the person converting the same to have become the holder of record of Common Stock, for all purposes as of the date of delivery of the Conversion Notice.

            (i) The Company shall, so long as any of the Series A Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Shares outstanding, such number of shares of Common Stock as it shall reasonably believe shall from time to time be sufficient to effect the conversion of all of the Series A Preferred Shares then outstanding.

            (j) The Company shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of Common Stock upon the conversion of the Series A Preferred Shares as herein provided. The Company shall not be required in any event to pay any transfer or other taxes by reason of the issuance of such Common Stock in names other than those in which the Series A Preferred Shares surrendered for conversion are registered on the Company's records, and no such conversion or issuance of Common Stock shall be made unless and until the person requesting such issuance has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company and its transfer agent, if any, that such tax has been paid.

      (3) Voting Rights. Holders of Series A Preferred Shares shall have no voting rights, except as required by law, by Section 7 hereof and, to the extent permitted by applicable laws and regulations, as provided in this Section 3. If during any fiscal year of the Company, the Company shall be in arrears in the payment of any dividend on the Series A Preferred Shares for a period of six months or more during such fiscal year, then at the annual meeting of shareholders relating to such fiscal year, the holders of the Series A Preferred Shares shall have the right to designate a nominee for director to be included on the slate of the Company's nominees for directors for such annual meeting of shareholders, and further, shall have the right, voting as a class, to elect such nominee as a director of the Company at such annual meeting of shareholders.

      (4) Redemption. The Company may, but shall not be obligated to, at any time, and from time to time, redeem on the terms and conditions herein provided, the whole or any part of the Series A Preferred Shares then outstanding at a redemption price of $120 per Preferred Share, plus accrued and unpaid dividends thereon, in accordance with the following procedures:

            (a) In case of redemption of only part of the Series A Preferred Shares at any time outstanding, the Company shall designate the amount of Series A Preferred Shares so to be redeemed and shall redeem such Series A Preferred Shares ratably from each tranche.

            (b) Notice of every redemption shall be given by mail to every holder of record of any Series A Preferred Shares then to be redeemed, at least thirty (30), but no more than ninety (90), days prior to the date fixed as the date for the redemption thereof, at the respective addresses of such holders as the same shall appear on the stock transfer books of the Company. The notice shall state that the Series A Preferred Shares shall be redeemed by the Company at the redemption price specified above, upon the surrender for cancellation, at the time and place designated in such notice, of the certificates representing the Series A Preferred Shares to be redeemed, properly endorsed in blank for transfer, or accompanied by proper instruments of assignment and transfer in blank, with signatures guaranteed, and bearing all necessary transfer tax stamps thereto affixed and canceled. On and after the date specified in the notice described above, each holder of Series A Preferred Shares called for redemption shall be entitled to receive therefor the specified redemption price upon presentation and surrender at the place designated in such notice of the certificates for Series A Preferred Shares called for redemption, properly endorsed in blank for transfer or accompanied by proper instruments of assignment or transfer in blank, with signatures guaranteed, and bearing all necessary transfer tax stamps thereto affixed and canceled.

            (c) If the Company shall give notice of redemption as aforesaid (and unless the Company shall fail to pay the redemption price of the Series A Preferred Shares presented for redemption in accordance with such notice), all Series A Preferred Shares called for redemption shall be deemed to have been redeemed on the date specified in such notice, whether or not the certificates for such Series A Preferred Shares shall be surrendered for redemption, and such Series A Preferred Shares so called for redemption shall from and after such date cease to represent any interest whatsoever in the Company or its property, and the holders thereof shall have no rights other than the right to receive such redemption price without any interest thereof from and after such date.

      (5) Liquidation, Dissolution, Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings, available for distribution to its stockholders (the "Preferred Funds"), before any amount shall be paid to the holders of the Common Stock or holders of shares of other classes or series of capital stock of the Company (the "Junior Shares"), an amount equal to the Stated Value per Series A Preferred Share outstanding plus accrued and unpaid dividends thereon, provided that, if the Preferred Funds are insufficient to pay the full amount due to the holders of Series A Preferred Shares, then each holder of Series A Preferred Shares shall receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a percentage of the full amount of Preferred Funds payable to all holders of Series A Preferred Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Notwithstanding the foregoing, to the extent that Series A Preferred Shares shall be converted or redeemed, as the case may be, the Company may issue shares of other classes or series of preferred stock of the Company that are of equal rank with the Series A Preferred Shares (the "Pari Passu Shares"), and such Pari Passu Shares shall be entitled to distributions of the Preferred Funds on the same basis as the Series A Preferred Shares. Neither the consolidation nor merger of the Company with or into any other corporation or corporations, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company. No holder of Series A Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Company other than the amounts provided for herein.

      (6) Preferred Rank. Except with respect to any Pari Passu Shares that the Company may issue from time to time pursuant to Section 5, all Series A Preferred Shares shall be of senior rank to all Junior Shares in respect to the preferences as to dividends and distributions and payments upon the liquidation, dissolution or winding up of the Company. In the event dividends on the Series A Preferred Shares are in arrears, the Company shall not be entitled to pay dividends on any, Junior Shares or Pari Passu Shares. The rights of the Junior Shares shall be subject to the preferences and relative rights of the Series A Preferred Shares. Notwithstanding the foregoing, the Company may authorize and issue additional or other preferred stock which is of junior rank, or equal rank as permitted by Section 5, with the Series A Preferred Shares in respect of the preferences as to dividends and distributions and payments upon the liquidation, dissolution or winding up of the Company; provided, however, that for so long as the Series A Preferred Shares remain outstanding the Company shall not issue any capital stock which is senior in rank to the Series A Preferred Shares in respect of any of the foregoing preferences. In the event of the merger or consolidation of the Company with or into another corporation, the Series A Preferred Shares shall maintain their relative powers, designations and preferences provided for herein.

      (7) Vote to Change the Terms of Series A Preferred Shares. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the holders of not less than two-thirds (2/3) of the then outstanding Series A Preferred Shares shall be required to amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A Preferred Shares.

      IN WITNESS WHEREOF, the Company has caused this certificate to be signed by, its President, and its Secretary, this 3rd day of December 1997.

                                          IMCLONE SYSTEMS INCORPORATED

                                          By: /s/ Samuel D. Waksal
                                             ---------------------------------
                                          Name:   Samuel D. Waksal
                                               -------------------------------
                                          Title:  President & CEO
                                                ------------------------------

ATTEST

By: /s/ John B. Landes
   ---------------------------------
Name:   John B. Landes
     -------------------------------
Title:  Secretary
      ------------------------------


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